[Letterhead of Morris, Nichols, Arsht & Tunnell]



                                          September 14, 2000



Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, New York  10022

                  Re:   Stralem Fund
                        ------------

Ladies and Gentlemen:

                  We have acted as special Delaware counsel to Stralem Fund, a Delaware business trust (the "Trust"), in connection with certain matters relating to the formation of the Trust and the issuance of Shares of beneficial interest therein. Capitalized terms used herein and not otherwise herein defined are used as defined in the Trust Instrument of the Trust dated January 27, 1999 (the "Governing Instrument").

                  In rendering this opinion, we have examined copies of the following documents, each in the form provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the "Recording Office") on January 27, 1999 (the "Certificate"); the Governing Instrument; the Bylaws of the Trust (the "Bylaws"); Post-Effective Amendment No. 44 to the Registration Statement under the Securities Act of 1933 on Form N-1A of the Trust, as filed with the Securities and Exchange Commission on August 3, 2000 (the "Post-Effective Amendment"); certain resolutions of the Trustees of the Trust prepared for adoption at the meetings of the Board of Trustees held on February 3, 1999 and September 13, 2000 and certain resolutions of the Trustees of the Trust adopted by unanimous written consent of the Trustees dated as of July 31, 2000 (collectively, the "Resolutions" and together with the Governing Instrument, the Bylaws and the Post-Effective Amendment, the "Governing Documents"); a Secretary's Certificate of the Trust dated September 13, 2000 certifying as to the Governing Instrument, the Bylaws and the due adoption of the Resolutions; and a certification of good standing of the Trust obtained as of

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September 14, 2000
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a recent date from the Recording Office. In such  examinations,  we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for the purpose of this opinion: (i) the due formation or organization, valid existence and good standing of each entity (other than the Trust) that is a party to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization; (ii) the due authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced instruments, certificates and other documents, and of all documents contemplated by the Governing Instrument and applicable resolutions of the Trustees to be executed by investors desiring to become Shareholders; (iii) the payment of consideration for Shares, and the application of such consideration, as provided in the Governing Documents, and compliance with the other terms, conditions and restrictions set forth in the Governing Documents and all applicable resolutions of the Trustees in connection with the issuance of Shares (including, without limitation, the taking of all appropriate action by the Trustees to designate Series of Shares and the rights and preferences attributable thereto as contemplated by the Governing Instrument);
(iv) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares; (v) that no event has occurred subsequent to the filing of the Certificate or, prior to the issuance of Shares of Stralem III Fund, a series of the Trust ("Stralem III Fund"), will occur that would cause a termination or reorganization of the Trust or Stralem III Fund under Sections 2.06, 11.04 or 11.05 of the Governing Instrument; (vi) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Business Trust Act, 12 Del. C. ss.ss. 3801 et seq.; (vii) that the Trust became prior to or within 180 days following the first issuance of beneficial interests therein a registered investment company under the Investment Company Act of 1940, as amended; and (viii) that each of the documents examined by us is in full force and effect and has not been amended, supplemented or otherwise modified. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or "blue sky" laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering materials relating to the Trust or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

                  Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

                  1. The Trust is a duly formed and validly existing business trust in good standing under the laws of the State of Delaware.

                  2.       The  Shares  of  Stralem  III  Fund,  when  issued to
Shareholders  in  accordance  with  the  terms,  conditions,   requirements  and
procedures set forth in the Governing Documents, will

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September 14, 2000
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constitute legally issued,  fully paid and  non-assessable  Shares of beneficial interest in Stralem III Fund.

                  We understand that you wish to rely on this opinion in connection with the delivery of your opinion to the Trust dated on or about the date hereof and we hereby consent to such reliance. Except as provided in the immediately preceding sentence, this opinion may not be relied on by any person on or for any purpose without our prior written consent. We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as a post-effective amendment to the Trust's Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on the application of Delaware law as the same exists on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.


                                         Sincerely,

                                         /s/ MORRIS, NICHOLS, ARSHT & TUNNELL

                                         MORRIS, NICHOLS, ARSHT & TUNNELL